December 22, 1995


Mr. John Costello
Assistant Treasurer
Fidelity Advisor Series I
82 Devonshire Street
Boston, Massachusetts  02109

Dear Mr. Costello:

Fidelity Advisor Series I (the "Trust") (formerly Broad Street Trust) is a Massachusetts business trust created under a written Declaration of Trust dated and executed June 24, 1983, and delivered in Boston, Massachusetts on June 27, 1983. An
Amended and Restated Declaration of Trust was dated and executed October 26, 1984 and delivered in Boston, Massachusetts on November 7, 1984. Supplements to the Declaration of Trust have been executed and delivered in Boston, Massachusetts, on March 20, 1987, November 30, 1990, January 8, 1992, and May 5, 1993, the last of which changed the Trust's name to Fidelity Advisor Series I.

I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.

Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferable Shares of one or more separate and distinct Series as the Trustees shall from time to time create and establish. The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and nonassessable. The Trustees shall have full power and authority, in their sole discretion and, so far as provided in the Declaration of Trust, without obtaining any prior authorization or vote of the Shareholders of the Trust, to create and establish (and to change in any manner) Shares with such preferences, voting powers, rights and privileges as the Trustees may from time to time determine, to divide or combine the Shares into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series of Shares, to abolish any one or more Series of Shares, and to take such other action with respect to the Shares as the Trustees may deem desirable.

Under Article III, Section 4, the Trustees are empowered to accept investments in cash or securities from such persons and on such terms as they may from time to time authorize. Such investments in the Trust, subsequent to the initial contribution of capital, shall be credited to each Shareholder's account in the form of full Shares of the Trust at the net asset value per Share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion, impose a sales charge upon investments in the Trust and issue fractional Shares.

By a vote adopted on June 24, 1983 and amended on April 26, 1985, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of the Trust in accordance with the terms included in the then-current Registration Statement and subject to the limitations of the Declaration of Trust and any Amendments thereto.

I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the Trust is about to file with the Securities and Exchange Commission a notice making definite the registration of 43,900,230 shares of the Trust (for Fidelity Advisor Equity Portfolio Growth) sold in reliance upon Rule 24f-2 during the fiscal year ended November 30, 1995.

I am of the opinion that all necessary Trust action precedent to the issue of the Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and nonassessable except as described in the Trust's Statement of Additional
Information, dated June 30, 1995 under the heading "Description of the Trust." In rendering this opinion, I rely on the representation by the Trust that it or its agents received consideration for the Shares in accordance with the Trust's Declaration of Trust, and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 notice which you are about to file under the 1940 Act with said
Commission.




Sincerely,

/s/ David H. Potel

David H. Potel
Associate General Counsel

John Costello, Assistant Treasurer
December 22, 1995
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